Exhibit 12

COMPUGEN LTD.

AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT

THIS AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT (the “Agreement”) is entered into as of the 16 th  day of July, 2000, by and among:

COMPUGEN LTD., a company organized under the laws of the State of Israel and registered under number 51-177963-9 (the “Company”);

Israel Seed Limited Partnership, a limited partnership organized under the laws of Jersey, Channel Islands (“ISLP-1”), Israel Seed II Limited Partnership, a limited partnership organized under the laws of Jersey, Channel Islands (“ISLP-2”), Elliot Broidy (“Broidy,” and together with ISLP-1 and ISLP-2, the “Funds”);

the holders of the Company’s Series A Preferred Shares (“Series A Preferred Shares”) set forth on Exhibit A-1 hereto (“Series A Holders”); and

the holders of the Company’s Series B Preferred Shares (“Series B Preferred Shares”) set forth on Exhibit A-2 hereto (“Series B Holders”); and

the holders of the Company’s Series C Preferred Shares (“Series C Preferred Shares”) pursuant to that certain Series C Preferred Shares Purchase Agreement of even date herewith (the “Series C Purchase Agreement”) and set forth on Exhibit A-3 hereto (“Series C Holders”).

The Series A Preferred Shares, the Series B Preferred Shares and the Series C Preferred Shares shall be referred to together as “Preferred Shares”.

The holders of the Preferred Shares shall be referred to hereinafter as the “Investors” and each individually as an “Investor.”

RECITALS

WHEREAS, the Company proposes to sell and issue up to Five Million Five Hundred Thirty-Eight Thousand Four Hundred Sixty-Two (5,538,462) Series C Preferred Shares to the Series C Holders pursuant to the Series C Purchase Agreement; and

WHEREAS, as a condition of entering into the Series C Purchase Agreement, the Series C Holders have requested that the Company extend to them registration rights, information rights and other rights as set forth below; and,

WHEREAS, the Company, the Funds, the Series A Holders and the Series B Holders are parties to an Amended and Restated Investor Rights Agreement, dated November 2, 1998, by and among the Company and the parties  named therein (the “Amended and Restated Investor Rights Agreement”); and,

WHEREAS, the Company, the Funds and the Investors desire to terminate the Amended and Restated Investor Rights Agreement  and set forth in a single agreement the registration and information rights and right of first refusal granted to the Investors and the Funds.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement and in the Series C Purchase Agreement, the parties mutually agree as follows:

SECTION 1.         TERMINATION OF PRIOR AGREEMENTS

Effective upon the execution and closing of the Series C Purchase Agreement and the execution of this Agreement, all other agreements and understandings, whether written or oral (including but not limited to the Amended and Restated Investor Rights Agreement), respecting registration rights, rights of transfer, veto rights regarding executive compensation, information rights, rights of conversion, and rights of first refusal of any of the securities of the Company, are herewith extinguished (apart from the Management Rights Letter, dated April 29, 1997, executed by the Company in favor of U.S. Venture Partners IV, L.P., which shall remain in full force and effect).  This Agreement and the rights conveyed herein supersede all such previous agreements and such previous rights conveyed therein, except to the extent contained in the Series C Purchase Agreement, and the Amended Articles, as those terms are defined in the Series C Purchase Agreement.

SECTION 2.         DEFINITIONS.

As used in this Agreement the following terms shall have the following respective meanings:

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Form F-3” means such form under the Securities Act as in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

“Funds Holder”  means any person owning of record Funds Shares that have not been sold to the public or any assignee of record of such Funds Shares in accordance with Section 3.10 hereof.

“Funds Shares” shall mean the Company’s Ordinary Shares held by the Funds.

“Holder” means any person owning of record Registrable Securities that have not been sold to the public or any assignee of record of such Registrable Securities in accordance with Section 3.10 hereof.  The term “Holder” shall consist of the holders of Series A Registrable Securities,  Series B Registrable Securities and Series C Registrable Securities.

“Initial Offering” means the Company’s first firm commitment underwritten public offering of its Ordinary Shares registered under the Securities Act.

“Initiating Fund Holders” means the holders of at least a majority of the Fund Shares.

“Initiating Holders” means any one of the following, as applicable: the Initiating Fund Holders, the Initiating Investor Holders, the Initiating Series A Holders, the Initiating Series B Holders, or the Initiating Series C Holders.

“Initiating Investor Holders” means the holders of at least a majority of each of the following, acting by mutual consent: the Series A Registrable Securities, the Series B Registrable Securities, the Series C Registrable Securities and the Fund Shares.

“Initiating Series A Holders” means the holders of at least a majority of the Series A Registrable Securities.

“Initiating Series B Holders” means the holders of at least a majority of the Series B Registrable Securities.

“Initiating Series C Holders” means the holders of at least a majority of the Series C Registrable Securities.

“Investor Registrable Securities” shall mean Registrable Securities held by Series A Holders, Series B Holders, Series C Holders and Funds Holders. “Register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement or document.

“Registrable Securities” means (i) Ordinary Shares of the Company issued or issuable upon conversion of the Shares, as defined below; (ii) any Ordinary Shares of the Company issued as (or issuable upon the conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to, or in exchange for or in replacement of, such above-described securities, and (iii) any Ordinary Shares of the Company purchased by a Holder pursuant to  the exercise of preemptive rights or rights of first refusal or obtained upon the conversion of securities of the Company purchased by a Holder pursuant to  the exercise of preemptive rights or rights of first refusal.  Notwithstanding the foregoing, Registrable Securities shall not include any securities sold by a person to the public either pursuant to a registration statement or Rule 144 or sold in a private transaction in which the transferor’s rights under Section 3 of this Agreement are not assigned pursuant to Section 3.10 below.

“Registrable Securities then outstanding” shall be the number of shares determined by calculating the total number of shares of the Company’s Ordinary Shares that are Registrable Securities and either (1) are then issued and outstanding or (2) are issuable pursuant to then exercisable or convertible securities.

“Registration Expenses” shall mean all expenses incurred by the Company in complying with Sections 3.2, 3.3 and 3.4 hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, reasonable fees and disbursements not to exceed fifteen thousand dollars ($15,000) for each registration of a single special counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

“SEC” or “Commission” means the Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series A Registrable Securities” shall mean Registrable Securities held by Series A Holders.

“Series B Registrable Securities” shall mean Registrable Securities held by Series B Holders.

“Series C Registrable Securities” shall mean Registrable Securities held by Series C Holders. “Selling Expenses” shall mean all underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registrable Securities.

“Shares” shall mean the Company’s Preferred Shares held by the Investors listed on Exhibits A-1,  A-2 and A-3 hereto and their permitted transferees and assigns.

Section 3.              REGISTRATION; RESTRICTIONS ON TRANSFER.

3.1          Restrictions On Transfer.

(a)           Each Holder and Fund Holder agrees not to make any disposition of all or any portion of the Shares, Fund Shares or Registrable Securities unless and until:

(i)            With respect to dispositions in the United States, there is then in effect a registration statement under the Securities Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(ii)           (A) The transferee has agreed in writing to be bound by the terms of this Agreement, (B) such Holder shall have notified the Company of the proposed disposition and shall have furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and (C) with respect to dispositions in the United States, if reasonably requested by the Company, such Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration of such shares under the Securities Act, and (D) a majority of the disinterested directors of the Company shall have reasonably determined that the transferee is not a competitor of the Company.  It is agreed that the Company will not require opinions of counsel for transactions made pursuant to Rule 144 except in unusual circumstances.

(iii)         Notwithstanding the provisions of paragraphs (i) and (ii) above, but subject to any applicable provisions of the Company’s Articles of Association, no such registration statement or opinion of counsel shall be necessary for a transfer by a Holder which is (A) a partnership to its partners or former partners in accordance with the partnership agreement or to an affiliated partnership under common management and control, (B) a corporation to its shareholders in accordance with their interest in the corporation, (C) a limited liability company to its members or former members in accordance with the limited liability company agreement, (C1) a transfer of shares held by Israel Growth Fund L.P. (“IGF”) to the Overseas Private Investment Corporation (“OPIC”), in the event IGF shall be in default of its obligations to OPIC, all pursuant to the custodian agreement by and among IGF, OPIC and the Trust Company of Israel General Bank Ltd. (as custodian), dated November 15, 1994, (C2) a transfer of all or part of the shares held by Yozma Venture Capital Ltd. to Biocom (Management) Ltd. (“Biocom”) (either for the benefit of Biocom or for the benefit of a fund to be established through the initiative of Biocom, or any transfer by Biocom of all or part of the securities it shall hold in the Company to a fund established through its initiative), (D) an individual, to a member of the Holder’s family or trust for the benefit of such Holder or a member or members of the family of such Holder, or (E) for an amount of up to five hundred thousand (500,000) shares to an investor selected by the Holder and who is acceptable to the Board of Directors of the Company (which shall not unreasonably withhold its consent to the transfer) and who is (i) a sophisticated investor, (ii) an accredited investor within the meaning of Rule 501 of the Securities Act and (iii) will sign an investment letter containing substantially the same representations contained in Section 4 of the Series B Purchase Agreement; provided that in each case the transferee will be subject to the terms of this Agreement to the same extent as if he were an original Holder hereunder.

(b)           Each certificate representing Shares or Registrable Securities shall (unless otherwise permitted by the provisions of the Agreement) be stamped or otherwise imprinted with a legend substantially similar to the following (in addition to any legend required under applicable state securities laws or as provided elsewhere in this Agreement):

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE “ACT”) AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

(c)           The Company shall be obligated to reissue promptly unlegended certificates at the request of any holder thereof if the holder shall have obtained an opinion of counsel (which counsel may be counsel to the Company) reasonably acceptable to the Company to the effect that the securities proposed to be disposed of may lawfully be so disposed of without registration, qualification or legend.

(d)           Any legend contained on a certificate pursuant to applicable state securities laws and the stop-transfer instructions with respect to such securities shall be removed upon receipt by the Company of an order of the appropriate blue sky authority authorizing such removal.

3.2          Demand Registrations.

(a)           Subject to the conditions of this Section 3.2, if the Company shall at any time receive a written request from the Initiating Series C Holders or the Initiating Series B Holders or the Initiating Series A Holders or the Initiating Fund Holders or the Initiating Investor Holders that the Company file a registration statement under the Securities Act covering the registration of at least twenty percent (20%) of the shares held by such holders for the first registered offering of the Company (or any lesser percentage if the anticipated aggregate offering price, net of the underwriting discounts and commissions, would exceed $10,000,000), or any amount of Ordinary Shares after the first registered offering of the Company, then the Company shall, within thirty (30) days of the receipt thereof, give written notice of such request to all Holders and Fund Holders, and subject to the limitations of this Section 3.2, use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities and Fund Shares that the Holders and Fund Holders request to be registered.  The Company shall only be required to effect one (1) registration under this Subsection 3.2(a) for each of the Initiating Series C Holders, Initiating Series B Holders, Initiating Series A Holders Initiating Fund Holders and Initiating Investor Holders.

(b)           If the Initiating Series C Holders or the Initiating Series B Holders or the Initiating Series A Holders or the Initiating Fund Holders or the Initiating Investor Holders intend to distribute the Registrable Securities or Fund Shares covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 3.2(a) and the Company shall include such information in the written notice referred to in Section 3.2(a).  In such event, the right of any Holder or Fund Holder to include its Registrable Securities or Fund Shares in such registration shall be conditioned upon such Holder’s and Fund Holders’ participation in such underwriting and the inclusion of such Holder’s Registrable Securities and Fund Holders’ Fund Shares in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein.  All Holders and Fund Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders (which underwriter or underwriters shall be reasonably acceptable to the Company).  Notwithstanding any other provision of this Section 3.2, if the underwriter advises the Company that marketing factors require a limitation of the number of securities to be underwritten (including Registrable Securities and Fund Shares) then the Company shall so advise all Holders of Registrable Securities and Fund Holders of Fund Shares which would otherwise be underwritten pursuant hereto, and the number of shares that may be included in the underwriting shall be allocated to the Holders of such Registrable Securities and Fund Holders of Fund Shares on a pro rata basis based on the number of Registrable Securities or Fund Shares held by all such Holders or Fund Holders (including the Initiating Holders).  Any Registrable Securities or Fund Shares excluded or withdrawn from such underwriting shall be withdrawn from the registration.

(c)           The Company shall not be required to effect a registration pursuant to this Section 3.2:

(i)            prior to six months after the effective date of a registration; or

(ii)           after the Company has effected five (5) registrations pursuant to subsection 3.2(a), and such registrations have been declared or ordered effective; or

(iii)         during the period starting with the date of filing of, and ending on the date one hundred eighty (180) days following the effective date of, the registration statement pertaining to the Initial Offering; provided that the Company makes reasonable good faith efforts to cause such registration statement to become effective;

(iv)          if within thirty (30) days of receipt of a written request from Initiating Holders pursuant to Section 3.2(a), the Company gives notice to the Holders of the Company’s intention to make its Initial Offering within ninety (90) days; or

(v)            if the Company shall furnish to Holders and the Funds Holders requesting a registration statement pursuant to this Section 3.2, a certificate signed by the Chairman of the Board stating that in the good faith judgment of a majority of the disinterested members of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such registration statement to be effected at such time, in which event the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period.

3.3          Piggyback Registrations. The Company shall notify all Holders of Registrable Securities and Funds Holders of Funds Shares (individually, a “Piggyback Participant”; collectively, the “Piggyback Participants”) in writing at least thirty (30) days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford each such Piggyback Participant an opportunity to include in such registration statement all or part of such Registrable Securities or Funds Shares held by such Piggyback Participant. Each Piggyback Participant desiring to include in any such registration statement all or any part of the Registrable Securities or Funds Shares held by it shall, within fifteen (15) days after the above-described notice from the Company, so notify the Company in writing.  Such notice shall state the intended method of disposition of the Registrable Securities or Funds Shares by such Piggyback Participant.  If a Piggyback Participant decides not to include all of its Registrable Securities or Funds Shares in any registration statement thereafter filed by the Company, such Piggyback Participant shall nevertheless continue to have the right to include any Registrable Securities or Funds Shares in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a)           Underwriting.  If the registration statement under which the Company gives notice under this Section 3.3 is for an underwritten offering, the Company shall so advise the Piggyback Participants.  In such event, the right of any such Piggyback Participant to be included in a registration pursuant to this Section 3.3 shall be conditioned upon such Piggyback Participant’s participation in such underwriting and the inclusion of such

Piggyback Participant’s Registrable Securities or Funds Shares in the underwriting to the extent provided herein.  All Piggyback Participants proposing to distribute their Registrable Securities or Funds Shares through such underwriting shall enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Company.  Notwithstanding any other provision of the Agreement, if the underwritten offering is not a demand registration pursuant to Section 3.2 above and the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting shall be allocated, first, to the Company; second, to the Piggyback Participants on a pro rata basis based on the total number of Registrable Securities and Funds Shares held by the Piggyback Participants; and third, to any shareholder of the Company (other than a Piggyback Participant) on a pro rata basis.  No such reduction shall (i) reduce the securities being offered by the Company for its own account to be included in the registration and underwriting, or (ii) reduce the amount of securities of the selling Piggyback Participants included in the registration below twenty percent (20%) of the total amount of securities included in such registration, unless such offering is the Initial Offering and such registration does not include shares of any other selling shareholders, in which event any or all of the Registrable Securities or Funds Shares of the Piggyback Participants may be excluded in accordance with the immediately preceding sentence.  In no event will shares of any other selling shareholder be included in such registration which would reduce the number of shares which may be included by Piggyback Participants without the written consent of holders of not less than two-thirds (66 2/3%) of the Registrable Securities and Funds Shares proposed to be sold in the offering.

(b)           Right To Terminate Registration.  The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.3 prior to the effectiveness of such registration whether or not any Piggyback Participant has elected to include securities in such registration.  The Registration Expenses of such withdrawn registration shall be borne by the Company in accordance with Section 3.5 hereof.

3.4          Form F-3 Registration.  In case the Company shall receive from any Holders of Registrable Securities or Fund Holders a written request or requests that the Company effect a registration on Form F-3 (or any successor to Form F-3) or any similar short-form registration statement and any related qualification or compliance with respect to all or a part of the Registrable Securities or Fund Shares owned by such Holders or Fund Holders, and provided that the Company is qualified for registration on Form F-3 (or an successor or similar form) the Company will:

(a)           promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders of Registrable Securities and Fund Holders; and

(b)           as soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders’ Registrable Securities or Fund Holders’ Fund Shares as are specified in such request, together with all or such portion of the Registrable Securities of any other  Holders or Fund Shares of any other Fund Holder joining in such request as are specified in a written request given within fifteen (15) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.4:

(i)            if Form F-3 (or any successor or similar form) is not available for such offering by the Holders or Fund Holders, or

(ii)           if the Holders and Fund Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than $500,000 or

(iii)         if the Company shall furnish to the Holders or Fund Holders a certificate signed by the Chairman of the of Directors of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement for a period of not more than ninety (90) days after receipt of the request of the Holders or Fund Holders under this Section 3.4:  provided, that such right to delay a request shall be exercised by the Company not more than once in any twelve (12) month period, or

(iv)          if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form F-3 for Holders or Fund Holders pursuant to this Section 3.4, or

(v)            in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c)           Subject to the foregoing, the Company shall file a Form F-3 registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Holders or Fund Holders.

3.5          Expenses Of Registration. Except as specifically provided herein, all Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to Section 3.2 or any registration under Section 3.3 or Section 3.4 herein shall be borne by the Company.  All Selling Expenses incurred in connection with any registrations hereunder, shall be borne by the holders of the securities so registered pro rata on the basis of the number of shares so registered.  The Company shall not, however, be required to pay for expenses of any registration proceeding begun pursuant to Section 3.2 or 3.4, the request of which has been subsequently withdrawn by the Initiating Holders or by Initiating Funds unless the withdrawal is based upon material adverse information concerning the Company of which the Initiating Holders or Initiating Funds were not aware at the time of such request. If the Holders or Funds Holders are required to pay the Registration Expenses, such expenses shall be borne by the holders of securities (including Registrable Securities and Funds Shares) included in such registration in proportion to the number of shares for which registration was requested.

3.6          Obligations Of The Company. Whenever required to effect the registration of any Registrable Securities or Funds Shares, the Company shall, as expeditiously as reasonably possible:

(a)           Prepare and file with the SEC a registration statement with respect to such Registrable Securities or such Funds Shares and use all reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities or at the request of the Funds Holders of a majority of the Funds Shares registered thereunder, keep such registration statement effective for up to ninety (90) days or, if earlier, until such Holder(s) or such Funds Holder(s) have completed the distribution related thereto.

(b)           Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement.

(c)           Furnish to the Holders and Funds Holders covered by such registration statement such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities or Funds Shares owned by them.

(d)           Use all reasonable efforts to register and qualify the securities covered by such registration statement under such other securities and Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders or Funds Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e)           In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering.  Each Holder and  each Funds Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f)            Notify each Holder of Registrable Securities and each Funds Holder of Funds Shares covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g)           Furnish, at the request of a majority of the Holders or Funds Holders participating in the registration, on the date that such Registrable Securities or Funds Shares are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders or Funds Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities or to the Funds Holders requesting registration of Funds Shares and (ii) a letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders or Funds Holders requesting registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders requesting registration of Registrable Securities or to the Funds Holders requesting registration of Funds Shares.

3.7          Termination Of Registration Rights.  All registration rights granted under this Section 3 shall terminate and be of no further force and effect seven (7)  years after the date of the Company’s Initial Offering.  In addition, a Holder’s or a Funds Holder’s registration rights pursuant to Sections 3.2 and 3.4 hereof shall expire if all Registrable Securities held by and issuable to such Holder or all Funds Shares held by and issuable to such Funds Holder (and its affiliates, partners and former partners) may be sold under Rule 144 during any ninety (90) day period.

3.8          Delay Of Registration; Furnishing Information.

(a)           No Holder or Funds Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

(b)           It shall be a condition precedent to the obligations of the Company to take any action pursuant to Section 3.2, 3.3 or 3.4 that the Selling Holders or Funds Holders shall furnish to the Company such information regarding themselves, the Registrable Securities or Funds Shares held by them and the intended method of disposition of such securities as shall be required to effect the registration of their Registrable Securities or Funds Shares.

3.9          Indemnification. In the event any Registrable Securities or Funds Shares are included in a registration statement under Sections 3.2, 3.3 or 3.4:

(a)           To the extent permitted by law, the Company will indemnify and hold harmless each Holder and Funds Holder, the partners, officers, directors and legal counsel of each Holder and Funds Holder, any underwriter (as defined in the Securities Act) for such Holder and Funds Holder and each person, if any, who controls such Holder and Funds Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”) by the Company: (i) any untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any

state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any state securities law in connection with the offering covered by such registration statement; and the Company will reimburse each such Holder and Funds Holder, partner, officer or director, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability or action; provided however, that the indemnity agreement contained in this Section 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld, nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder or Funds Holder, partner, officer, director, legal counsel, underwriter or controlling person of such Holder or Funds Holder.

(b)           To the extent permitted by law, each Holder will, if Registrable Securities held by such Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder specifically for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, legal counsel, officer, controlling person, underwriter or other Holder, or partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 3.9 exceed the net proceeds from the offering received by such Holder.

(c)           To the extent permitted by law, the Funds Holders will, if shares held by the Funds Holders are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, its officers, and legal counsel and each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any Holder of Registrable Securities selling securities under such registration statement or any of such other Holder’s partners, directors or officers or any person who controls such Holder, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, or partner, director, officer or controlling person of such other Holder may become subject under the Securities

Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by the Funds Holders specifically for use in connection with such registration; and the Funds Holders will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, or partner, officer, director, legal counsel or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action if it is judicially determined that there was such a Violation; provided, however, that the indemnity agreement contained in this Section 3.9(c) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Funds Holders, which consent shall not be unreasonably withheld; provided further, that in no event shall any indemnity under this Section 3.9 exceed the net proceeds from the offering received by the Funds Holders.

(d)           Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding.  The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if materially prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 3.9, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(e)           If the indemnification provided for in this Section 3.9 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any losses, claims, damages or liabilities referred to herein, the indemnifying party, in lieu of indemnifying such indemnified party thereunder, shall to the extent permitted by applicable law contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and of the indemnified party on the other in connection with the Violation(s) that resulted in such loss, claim, damage or liability, as well as any other relevant equitable considerations.  The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, that in no event shall any contribution by a Holder hereunder exceed the net proceeds from the offering received by such Holder.

(f)            The obligations of the Company, the Funds Holders and Holders under this Section 3.9 shall survive completion of any offering of Registrable Securities or of Funds Shares in a registration statement and the termination of this agreement.  No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

3.10        Assignment Of Registration Rights.  The rights to cause the Company to register Registrable Securities or Funds Shares pursuant to this Section 3 may be assigned by a Holder or Funds Holder to a transferee or assignee of Registrable Securities or Funds Shares which (i) is a subsidiary, constituent partner, fund under common management or affiliate of the transferor or a transfer by IGF to OPIC as set forth in Section 3.1 above or (ii) acquires at least twenty percent (20%) of a Holder’s or Funds Holder’s shares; provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

3.11        Amendment Of Registration Rights.  Any provision of this Section 3 may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of (a) the Company, (b) the Funds Holders of at least a majority of the Funds Shares, (c) the Holders of at least seventy five percent (75%) of the Series A Registrable Securities and the Series B Registrable Securities then outstanding, on a collective basis, and (d)  the Holders of at least a majority of the Series C Registrable Securities.  Any amendment or waiver effected in accordance with this Section 3.11 shall be binding upon each Holder, each Funds Holder and the Company.  By acceptance of any benefits under this Section, Holders of Registrable Securities and Funds Holders of Funds Shares hereby agree to be bound by the provisions hereunder.

3.12        Limitation On Subsequent Registration Rights. After the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would grant such holder registration rights equal or senior to those granted to the Holders hereunder.

3.13        “Market Stand-Off” Agreement. Each Holder and each Funds Holder hereby agrees that such Holder or Funds Holder shall not sell or otherwise transfer or dispose of any Ordinary Shares (or other securities) of the Company held by such Holder or Funds Holder (other than those included in the registration) for a period specified by the representative of the underwriters of Ordinary Shares (or other securities) of the Company not to exceed one hundred eighty (180) days following the effective date of a registration statement of the Company filed under the Securities Act, provided that:

(i)            such agreement shall apply only to the Company’s Initial Offering; and

(ii)           all officers and directors of the Company and holders of registration rights enter into similar agreements.

Each Holder and each Funds Holder agrees to execute and deliver such other agreements as may be reasonably requested by the Company or the underwriter which are consistent with the foregoing or which are necessary to give further effect thereto.  The obligations described in this Section 3.13 shall not apply to a registration relating solely to employee benefit plans on Form S-1 or Form S-8 or similar forms that may be promulgated in the future, or a registration relating solely to a Commission Rule 145 transaction on Form S-4 or similar forms that may be promulgated in the future.  The Company may impose stop-transfer instructions with respect to the shares of Ordinary Shares (or other securities) subject to the foregoing restriction until the end of said one hundred eighty (180) day period.

3.14        Rule 144 Reporting.  With a view to making available to the Holders and Fund Holders the benefits of certain rules and regulations of the SEC which may permit the sale of the Registrable Securities and Fund Shares to the public without registration, the Company agrees to use its best efforts to:

(a)           Make and keep public information available, as those terms are understood and defined in SEC Rule 144 or any similar or analogous rule promulgated under the Securities Act, at all times after the effective date of the first registration filed by the Company for an offering of its securities to the general public;

(b)           File with the SEC, in a timely manner, all reports and other documents required of the Company under the Exchange Act;

(c)           So long as a Holder owns any Registrable Securities or a Fund Holder holds Fund Shares, furnish to such Holder or Fund Holder forthwith upon request:  a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 of the Securities Act, and of the Exchange Act (at any time after it has become subject to such reporting requirements); a copy of the most recent annual or quarterly report of the Company; and such other reports and documents as a Holder or Fund Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing it to sell any such securities without registration.

3.15        Registration Outside of the United States.  In the event that the Company makes a Public Offering in a jurisdiction outside the United States (a “Foreign IPO”), then the rights and obligations contained in this Agreement shall be interpreted (for such offering and sale of any of the Shares thereafter in or subject to the laws of such jurisdiction) so as to achieve, under the applicable provisions of such jurisdiction’s securities laws, the result most closely analogous to the results which would follow from the exercise of the rights and obligations contained herein if the Public Offering were to have been made in the United States.  Notwithstanding the foregoing, the Company shall not make any Foreign IPO without the consent of the Holders of a majority in interest of the Series C Registrable Securities (the “C Consent”); provided, however, that the Company may make a Foreign IPO, even without the C Consent, in the event of a unanimous decision to do so by the Board of Directors of the Company.

SECTION 4.         COVENANTS OF THE COMPANY.

4.1          Basic Financial Information And Reporting.

(a)           The Company will maintain true books and records of account in which full and correct entries will be made of all its business transactions pursuant to a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied, and will set aside on its books all such proper accruals and reserves as shall be required under generally accepted accounting principles consistently applied.

(b)           As soon as practicable after the end of each fiscal year of the Company, and in any event within 45 days thereafter, the Company will furnish to all Holders and Fund Holders (“Major Investors”) holding in excess of two hundred fifty thousand (250,000) shares on as converted basis (as adjusted for subsequent stock splits, stock dividends, and combinations or similar events), and aggregating for this purpose the holdings of affiliated investors, consolidated audited financial statements of the Company, as at the end of such fiscal year, including a balance sheet and a consolidated statement of income and a consolidated statement of cash flows of the Company, for such year, all prepared in accordance with generally accepted accounting principles consistently applied and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail.  Such financial statements shall be accompanied by an audit report and opinion thereon by independent public accountants of national standing as one of the five major accounting firms in the United States or through its Israeli affiliate, selected by the Company’s Board of Directors (the “Accountant”).

(c)           As soon as practicable after the end of each fiscal quarter of the Company, and in any event within 30 days thereafter, the Company will furnish to all Major Investors unaudited consolidated financial statements, as at the end of such period including a balance sheet, and unaudited consolidated statements of income and cash flows of the Company for such period and for the period from the beginning of the current fiscal year to the end of such quarterly period, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified by the chief financial officer of the Company, and in the case of the statements for the first, second and third quarter, reviewed (as defined in the Israeli securities regulations) by the Accountant.

(d)           The Company will also furnish all Major Investors such monthly and other reports in such format and containing such information as the Board of Directors shall request.  The Company shall appoint an internal auditor the scope of whose duties shall be determined by the Board of Directors.

(e)           Prior to the beginning of each fiscal year an annual budget, a five-year investment plan and an annual business plan shall be submitted to the Board of Directors of the Company for approval by the Board.

(f)            Any Major Investor which is a public company or a subsidiary of a public company shall be entitled to receive any other additional information reasonably required by it under applicable law and regulations.

4.2          Inspection Rights. Each Major Investor shall have the right to visit and inspect any of the properties of the Company or any of its subsidiaries, and to discuss the affairs, finances and accounts of the Company or any of its subsidiaries with its officers, and to review such information as is reasonably requested all at such reasonable times coordinated in advance with the Company and as often as may be reasonably requested; provided, however, that the Company shall not be obligated under this Section 4.2 with respect to a competitor of the Company or with respect to information which the Board of Directors determines in good faith is confidential and should not, therefore, be disclosed.

4.3          Confidentiality Of Records. Each Major Investor agrees to use its best efforts to insure that its authorized representatives use, the same degree of care as such Major Investor uses to protect its own confidential information, to keep confidential any information furnished to it which the Company identifies as being confidential or proprietary (so long as such information is not in the public domain), except that such Major Investor may disclose such proprietary or confidential information to any partner, subsidiary or parent of such Investor for the purpose of evaluating its investment in the Company as long as such partner, subsidiary or parent is advised of the confidentiality provisions of this Section 4.3, and may make general statements about the nature and progress of the Company’s business and disclose summary financial information concerning the Company in the Major Investors’ reports to their limited partners or shareholders.

4.4          Reservation Of Ordinary Shares.  The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Preferred Shares if the conversion ratio is greater than 1 to 1, such number of additional Ordinary Shares (beyond the number of Preferred Shares being converted) as are issuable from time to time upon such conversion.

4.5          Stock Vesting. Unless otherwise approved by the Board of Directors, all stock options and other stock equivalents issued after the date of this Agreement to employees, directors, consultants and other service providers shall be subject to vesting as follows:  (i) twenty-five percent (25%) of such stock shall vest at the end of the first year following the earlier of the date of issuance or such person’s services commencement date with the company, and (ii) seventy-five percent (75%) of such stock shall vest ratably over the remaining three (3) years on a monthly basis.

4.6          D & O Insurance.  By the earlier of (a) 90 days of the final closing of the Series C Purchase Agreement and (b) the Company’s Initial Offering, the Company shall arrange for directors and officers liability insurance in such amounts and with such insurance companies as shall be determined by the Board of Directors, unless the Board of Directors decides unanimously not to obtain such insurance.

4.7          Proprietary Information And Inventions Agreement. The Company shall require all employees and consultants hired by the Company or by its Subsidiary on or after the date hereof to execute and deliver a Proprietary Information and Inventions Agreement in the form attached to the Purchase Agreement as Exhibit I (the “New Proprietary Form”).

4.8          Board of Directors; Expenses.  The Board of Directors of the Company shall be appointed as specified in the Amended Articles, as defined in the Series C Purchase Agreement.  The composition of the board of directors of each subsidiary of the Company shall to the extent reasonably determined by the Board of Directors taking into account the size and importance of such subsidiary, be proportional to the composition of the Board of Directors of the Company, and shall in any event contain at least one representative of the

Series A Preferred Shares,  one representative of the Series B Preferred Shares, and one representative of the Series C Preferred Shares, unless the representatives of the Series A Preferred Shares, the Series B Preferred Shares or the Series C Preferred Shares on the Board of Directors, as the case may be, waive the right to such representation on the board of directors of the subsidiary.  The Company will, subject to Company policy in this regard, promptly reimburse in full each member of the Board of Directors of the Company for all of his or her reasonable out-of-pocket expenses incurred in attending each meeting of the Board of Directors of the Company or any Committee thereof and conducting other authorized activities on behalf of the Company.

4.9          Spin-Off Companies. For a period of five (5) years from the Closing of that certain Series B Preferred Share Purchase Agreement, dated as of November 2, 1998, (the “Series B Purchase Agreement”), provided that Clal Biotechnology Industries Ltd. (“CBI”) continues to hold at least 80% of shares in the Company purchased by CBI pursuant to such Series B Purchase Agreement, in the event that prior to the closing of an Initial Public Offering (as defined in Article 9(b) of the Company’s Articles of Association, the Company shall decide to establish a Spin Off Company (as defined below) then it shall notify CBI of the details of the Spin-Off Company and its proposed financing, including the amount of funding needed to finance the Spin Off Company (the “Spin-Off Notice”). In the event that it is intended to finance such Spin-Off Company with a Financing Transaction (as defined below), the Spin-Off Notice shall so state and in such event CBI shall have 30 (thirty) days from receipt of the relevant Spin-Off Notice to advise the Company that it desires to invest in the Spin-Off Company, specifying the price and the terms upon which it desires to invest.  The Company shall be free to accept such offer or to seek and accept more favorable offers from third parties (after having afforded CBI no more than once the right to meet the more favorable offer if the price and terms of such offer, taking into account all its financial components, is less than 115% of the price and terms of the offer made by CBI (as determined in good faith by the disinterested directors of the Company), which right shall be exercised by CBI within 15 (fifteen) days from receipt of a notice containing the terms of the more favorable offer). In the event that CBI exercises its right to invest in a Spin-Off Company pursuant to this Section 4.9, then all holders of Series B Preferred Shares wishing to invest in the Spin-Off Company shall be entitled to invest with CBI pari passu, on a pro rata basis based on the number of shares held by each.  Without derogating from the above, in any spin off, consideration will be given to permitting the Investors to obtain preferred shares in the Spin Off Company.

“Financing Transaction” shall mean any equity or debt financing in connection with the establishment or initial significant financing of a Spin Off Company other than: (i) an initial public offering of the Spin Off Company; (ii) an investment by an investor who also enters into a strategic transaction (as described below in Section 5.3(g)); (iii) an investment offered pro rata to all the existing shareholders of the Company, provided the over-allotment option is first offered solely to CBI; and (iv) where the Company directly finances the Spin Off Company.

“Spin-Off Company” shall mean any newly established entity or business combination in which the Company shall have equity holdings and to which the Company shall transfer or license any of its material assets including know-how, such as for the purposes of feasibility assessment, development of genetically engineered products and development of pharmaceutical or diagnostic products, as well as design and manufacture of analytical instrumentation.

4.10        Termination Of Covenants.  All covenants of the Company contained in Section 4 of this Agreement shall expire and terminate as to each Holder or Fund Holder on the effective date of the registration statement pertaining to the Initial Offering except that CBI shall continue to enjoy the rights granted by Sections 4.1(b), 4.1(c) and 4.1(f) above.

4.11        Dividends.  The Company shall not declare any dividend prior to October 31, 2001, unless such dividend has been unanimously recommended by the Board of Directors, and approved by the shareholders in accordance with applicable law.

SECTION 5.         RIGHTS OF FIRST REFUSAL (PRE-EMPTIVE RIGHTS).

5.1          Subsequent Offerings.  Each Investor, the Funds, Shlomo Mintz, Avraham Natan, Dan Mintz and the Founders (individually, a “First Refusal Participant”; collectively, the “First Refusal Participants”) shall have a right of first refusal to purchase its pro rata share of all Equity Securities, as defined below, that the Company may, from time to time, propose to sell and issue after the date of this Agreement, other than the Equity Securities excluded by Section 5.3 hereof.  Each First Refusal Participant’s pro rata share is equal to the ratio of (A) the number of shares of the Company’s Ordinary Shares (including all shares of Ordinary Shares issued or issuable upon conversion of the Shares) of which such First Refusal Participant is deemed to be a holder immediately prior to the issuance of such Equity Securities (calculated on an as converted basis) to (B) the total number of shares of the Company’s outstanding Ordinary Shares (including all shares of Ordinary Shares issued or issuable upon conversion of the Shares or upon the exercise of any outstanding warrants or options) immediately prior to the issuance of the Equity Securities.  The term “Equity Securities” shall mean (i) any Ordinary Shares, Preferred Shares or other security of the Company, (ii) any security convertible, with or without consideration, into any Ordinary Shares, Preferred Shares or other security (including any option to purchase such a convertible security), (iii) any security carrying any warrant or right to subscribe to or purchase any Ordinary Shares, Preferred Shares or other security or (iv) any such warrant or right.

5.2          Exercise Of Rights.  If the Company proposes to issue any Equity Securities, it shall give each First Refusal Participant written notice of its intention, describing the Equity Securities, the price and the terms and conditions upon which the Company proposes to issue the same.  Each First Refusal Participant shall have fifteen (15) days from the giving of such notice to agree to purchase its pro rata share of the Equity Securities for the price and upon the terms and conditions specified in the notice by giving written notice to the Company and stating therein the quantity of Equity Securities to be purchased.  Notwithstanding the foregoing, the Company shall not be required to offer or sell such Equity Securities to any First Refusal Participant, if such an offering or sale would cause the Company to be in violation of applicable federal securities laws by virtue of such offer or sale. If not all of the First Refusal Participants elect to purchase their pro rata share of the Equity Securities, then the Company shall promptly notify in writing the First Refusal Participants who do so elect and shall offer such First Refusal Participants the right to acquire such unsubscribed shares.  Each First Refusal Participant shall have five (5) days after receipt of such notice to notify the Company of its election to purchase all or a portion thereof of the unsubscribed shares.  If the First Refusal Participants fail to exercise in full the rights of first refusal, the Company shall have ninety (90) days thereafter to sell the Equity Securities in respect of which the First Refusal Participants’ rights were not exercised, at a price and upon general terms and conditions no more favorable to the purchasers thereof than specified in the Company’s notice to the First Refusal Participants.

5.3          Excluded Securities.  The rights of first refusal established by this Section 5 shall have no application to any of the following Equity Securities:

(a)           up to an aggregate amount of One Million Four Hundred Seventy-One Thousand Three Hundred Ninety-Two (1,471,392)  new Ordinary Shares (and/or options, warrants or other Ordinary Shares purchase rights issued pursuant to such options, warrants or other rights, hereinafter “Employee Shares”) issued or to be issued to employees, officers or directors of, or consultants or advisors to the Company or any subsidiary, pursuant to a share option or purchase plan duly approved by the Board of Directors of the Company or such larger number of Employee Shares issued or to be issued pursuant to a share option or purchase plan unanimously approved by the Board of Directors of the Company.

(b)           stock (including Employee Shares) issued pursuant to any rights or agreements outstanding as of the date of the Closing, options and warrants outstanding as of the date of the Closing; and stock issued pursuant to any such rights or agreements granted after the date of this Agreement, provided that the rights of first refusal established by this Section 5 applied with respect to the initial sale or grant by the Company of such rights or agreements;

(c)           any Equity Securities issued for consideration other than cash pursuant to a merger, consolidation, acquisition or similar business combination approved by the Company’s Board of Directors;

(d)           shares of Ordinary Shares issued in connection with any stock split, stock dividend or recapitalization by the Company;

(e)           shares of Ordinary Shares issued upon conversion of the Shares;

(f)            any Equity Securities that are issued by the Company pursuant to a registration statement filed under the Securities Act; and

(g)           up to an aggregate of ten percent (10%) of the issued and outstanding shares of the Company as approved by a majority of the Company’s Board of Directors or such larger amount as is unanimously approved by the Company’s Board of Directors issued in connection with strategic transactions  directly involving the Company and other entities, including (A) joint ventures, manufacturing, marketing or distribution arrangements or (B) technology transfer or development arrangements; provided that such strategic transactions significantly enhance the Company’s technology and which is deemed materially advantageous to the Company’s strategic growth plan by the affirmative vote of a majority of the Board of Directors of the Company.

5.4          Termination of the Rights of First Refusal.  The rights of first refusal established by this section 5 shall not apply to, and shall terminate upon the effective date of, the registration statement pertaining to the Company’s Qualified Initial Public Offering as defined in the Company’s Articles of Association.

5.5          Transfer of Rights of First Refusal. The rights of first refusal granted pursuant to this Section 5 may be assigned by a First Refusal Participant to a transferee or assignee of shares in the Company held by such First Refusal Participant which (i) is a subsidiary, constituent partner, fund under common management or affiliate of the transferor or a transfer by IGF to OPIC as set forth in Section 3.1 above or (ii) acquires at least twenty percent (20%) of the First Refusal Participant’s shares; provided, however, (A) the transferor shall, within ten (10) days after such transfer, furnish to the Company written notice of the name and address of such transferee or assignee and the securities with respect to which such first refusal rights are being assigned and (B) such transferee shall agree to be subject to all restrictions set forth in this Agreement.

SECTION 6.         BRING-ALONG

6.1          In the event that any person or entity (or group of related persons or entities) makes an offer to purchase all and no less than all of the issued and outstanding share capital of the Company, and members holding more than 85% of the issued and outstanding share capital of the Company indicate their acceptance of such offer, then at the closing of such offered purchase of all the issued and outstanding share capital of the Company, all of the shareholders of the Company will transfer their shares to such person or entity.

6.2          Notwithstanding the foregoing, in the event that the effective price per share in a sale as described in Section 6.1 is less than $13.00 (as adjusted for recapitalizations, stock splits, and the like, and including authorized but not issued options), no such sale may occur without the consent of the holders in interest of 60% of the Series C Preferred Shares, voting separately as a class.

SECTION 7.         DIRECTORS.

7.1          Of the two representatives to the Company’s Board of Directors designated by the holders of the Series A Preferred Shares, one shall be designated by Israel Growth Fund L.P. (“IGF”), provided that either IGF continues to hold at least 50% of the amount of shares of the Company which it holds on the date hereof, or the entities affiliated with or related to Apax continue to hold at least 3% of the outstanding share capital of the Company.

7.2          The Director designated by Pequot Private Equity Fund II, L.P. shall be appointed to the compensation committee of the Board of Directors promptly after the Closing pursuant to the Series C Purchase Agreement.

SECTION 8.         PROTECTIVE PROVISION

8.1          The consent of the holders in interest of 60% of the Series C Preferred Shares, voting as a separate class, shall be required to effect a closing of the Company’s offer of its Ordinary Shares to the public in a bona fide underwriting pursuant to a registration statement under the U.S. Securities Act of 1933, as amended, the Israeli Securities Law, 1968, or similar securities laws of another jurisdiction (an “IPO”), if such IPO is consummated at a price to the public of less than (i) $9.00 if the IPO occurs on or before January 31, 2001; (ii) $9.50 if the IPO occurs between February 1, 2001 and July 31, 2001; or (iii) $10.00 if the IPO occurs after July 31, 2001.

SECTION 9.         MISCELLANEOUS.

9.1          Governing Law and Jurisdiction. This Agreement shall be governed by and construed under the laws of the State of Israel, except for the provisions of Section 3 which shall be governed by and construed under U.S. federal law.  The courts of the State of Israel will have exclusive jurisdiction in all matters relating to this Agreement.

9.2          Survival. The representations, warranties, covenants, and agreements made herein shall survive any investigation made by any Holder or Fund Holder and the closing of the transactions contemplated hereby.  All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

9.3          Successors And Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors, and administrators of the parties hereto and shall inure to the benefit of and be enforceable by each person who shall be a holder of Registrable Securities or Fund Shares from time to time; provided, however, that prior to the receipt by the Company of adequate written notice of the transfer of any Registrable Securities or Fund Shares specifying the full name and address of the transferee, the Company may deem and treat the person listed as the holder of such shares in its records as the absolute owner and holder of such shares for all purposes, including the payment of dividends or any redemption price.  For purposes of determining the shareholdings of an entity pursuant to this Agreement, the shareholdings of all related or affiliated entities shall be aggregated.

9.4          Entire Agreement. This Agreement, the Exhibits and Schedules hereto, the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein.

9.5          Severability. In case any provision of the Agreement shall be invalid, illegal, or unenforceable, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.6          Amendment And Waiver.

(a)           Except as otherwise expressly provided, this Agreement may be amended or modified only upon the written consent of the Company and of the Holders of at least a majority of (i) the Series A Preferred Shares, (ii) the Series B Preferred Shares, and (iii) the Series C Shares, and of the holders of at least a majority of the Fund Shares..

(b)           Except as otherwise expressly provided, the obligations of the Company and the rights of the Holders under this Agreement may be waived only with the written consent of the Holders of at least a majority of the Series A Preferred Shares, at least a majority of the Series B Preferred Shares and at least a majority of the Series C Preferred Shares, and the obligations and the rights of the Fund Holders under this Agreement may be waived only with the written consent of the Fund Holders of at least a majority of the Fund Shares.

9.7          Delays Or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any Holder, upon any breach, default or noncompliance of the Company under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring.  It is further agreed that any waiver, permit, consent, or approval of any kind or character on any Holder’s part of any breach, default or noncompliance under the Agreement or any waiver on such Holder’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing.  All remedies, either under this Agreement, by law, or otherwise afforded to Holders, shall be cumulative and not alternative.

9.8          Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed telex or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) nine (9) days after having been sent by registered or certified air mail, return receipt requested, postage prepaid, or (iv) three (3) days after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  All communications shall be sent to the party to be notified at the address as set forth on the signature pages hereof or Exhibit A hereto or at such other address as such party may designate by ten (10) days advance written notice to the other parties hereto.

9.9          Attorneys’ Fees. In the event that any dispute among the parties to this Agreement should result in litigation, then, unless otherwise decided by a judge or arbitrator, each party in such dispute shall bear its own fees, costs and expenses, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.10        Titles And Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

9.11        Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

9.12        Discrepancies Between This Agreement and the Company’s Articles of Association.   The parties hereto hereby acknowledge and agree that discrepancies exist between the rights accorded to certain of the Investors pursuant to Section 3.1(a)(iii)(C2), Section 6, Section 7 and Section 8 of this Agreement and the rights accorded to such Investors pursuant to the Company’s Articles of Association, as amended on the date hereof (the “Articles”).  In connection therewith, the Company undertakes to promptly propose an amendment to the Articles which will reconcile the Articles with the terms of this Agreement, and all of the parties to this Agreement shall support, and shall vote their respective shares in favor of, such amendment to the Articles.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have executed this Investor Rights Agreement as of the date set forth in the first paragraph hereof.

COMPANY:
COMPUGEN LTD. (Signed)
By:	Avi
Title:	President & CEO

THE FUNDS
ISRAEL SEED LIMITED PARTNERSHIP
By:	Seed Venture Partners Ltd. Its General Partner
By:	(Signed)
Director

ISRAEL SEED II LIMITED PARTNERSHIP
By:	Seed Venture Partners Ltd. Its General Partner
By:	(Signed)
Director

ELLIOT BROIDY
By:	(Signed)

INVESTORS
U.S. VENTURE PARTNERS IV, L.P.
By:	Presidio Management Group V, L.L.C. Its General Partner
By:	(Signed)
Philip M. Young, General Partner

USVP INTERNATIONAL, L.P.
By:	Presidio Management Group V, L.L.C. Its General Partner
By:	(Signed)
Philip M. Young, General Partner

USVP ENTREPRENEUR PARTNERS, L.P.
By:	Presidio Management Group V, L.L.C. Its General Partner
By:	(Signed)
Philip M. Young, General Partner

2180 ASSOCIATES FUND, L.P.
By:	Presidio Management Group V, L.L.C. Its General Partner
By:	(Signed)
Philip M. Young, General Partner

GC & H INVESTMENTS
By:	(Signed)
John L. Cordoza, Director

TRUST 320
By:	Guiness Flight and Twstees S., a.r.l. not individually, but solely as trustees of the Three Twenty Trust
	By:	(Signed)

ISRAEL GROWTH FUND L.P.
By its General Partner, Apax-Leumi Inc.,
a corporation organized under the laws of the State of Delaware
2 Weizman Street, IBM Building, Tel Aviv
Tel: 972-3-6965990; Fax: 972-3-5977

By:	(Signed)

GENESIS PARTNERS L.P. and GENESIS PARTNERS (CAYMAN) L.P., by their general partner

By:	(Signed)
Eyal Kishon

(Signed)
Thomas L. Teague

	(Signed)	(Signed)
	Steven D. Holzman	Cristina H. Kepner

(Signed)
	Robert A Day	Kenneth G. Langone

(Signed)
MLPF&S Custodian FBO Martin Gerstel IRA		Zaffaroni Revocable Trust UTD 1/24/86

CLAL BIOTECHNOLOGY INUSTRIES LTD.

By:	(Signed)
Name:	David Haselkorn, Ken Lalo
Title	CEO, Counsel

POALIM INVESTMENTS LTD.		AMPAL INDUSTRIES (ISRAEL) LTD.

By:	(Signed)	By:	(Signed)
Name:	A. Shachar, A.Kelner	Name:	R.Sterning, G. Bar-Nir
Title	CEO	Title	CEO, Controller

EVERGREEN CANADA-ISRAEL MANAGEMENT LTD.		IJT TECHNOLOGIES LTD.

By:	(Signed)	By:	(Signed)
Name:		Name:
Title		Title

PERISCOPE I FUND LTD.		PERISCOPE I FUND - ISRAEL PARTNERSHIP

By:	(Signed)	By:	(Signed)
Name:		Name:
Title		Title

S.T.I. VENTURE FUND LTD.

By:	(Signed)
Name:	Erez Alive
Title	Director

TATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY

By:	(Signed)
Name:	Jone S Concklin, Larry Rottunda
Title	Vice resident-Common Stocks, Assistant Secretary

GIZA GE VENTURE FUND III, LLC		GIZA ALPINVEST VENTURE FUND III, LLC

by:	(Signed)	by:	(Signed)
name:	Zvi Schechter, Giora Bitan	name:	Zvi Schechter, Giora Bitan
title:	Managing Director, Managing Director	title:	Managing Director, Managing Director

GIZA VENTURE FUND III LIMITED PARTNERSHIP		GIZA EXECUTIVE VENTURE FUND III, LLC
		by:	(Signed)
by:	(Signed)	name:	Zvi Schechter, Giora Bitan
name:	Zvi Schechter, Giora Bitan	title:	Managing Director, Managing Director
title:	Managing Director, Managing Director

YOZMA VENTURE CAPTIAL LTD.		POALIM INVESTMENTS LTD. .

by:	(Signed)	by:
name:		name:
title:		title:

PEQUOT PRIVATE EQUITY FUND II, L.P.,		STATE FARM MUTUAL AUTOMOBILE INSURANCE COMPANY

by Pequot Capital Management, Inc., as Investment Manager		by:
name:
By:	(Signed)	title:
Kevin E. O’Brien, General Counsel

APAX ISRAEL II L.P.		APAX ISRAEL II (ISRAEL) L.P.

By: Apax Israel Partners II L.P., a Delaware limited partnership		By: Apax Israel Partners II L.P., a Delaware limited partnership
By: Apax Israel GP Inc., a Delaware		By: Apax Israel GP Inc., a Delaware corporation

by:	(Signed)	by:	(Signed)
name:	Amos Goren	name:	Amos Goren
title:	Director	title:	Director

APAX ISRAEL II ENTREPRENEUR’S L.P.		APAX ISRAEL II ENTREPRENEUR’S CLUB (ISRAEL) L.P.

By: Apax Israel Partners II L.P., a Delaware limited partnership		By: Apax Israel Partners II L.P., a Delaware limited partnership
By: Apax Israel GP Inc., a Delaware corporation		By: Apax Israel GP Inc., a Delaware corporation

by:	(Signed)	by:	(Signed)
name:	Amos Gone	name:	Amos Gone
title:	Director	title:	Director

Signed by Apax Europe IV - A, L.P.
acting by its managing general partner Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

Signed by Apax Europe IV - B, L.P.
acting by its managing general partner Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

Signed by Apax Europe IV - C GmbH & Co. KG
acting by its managing general partner Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

Signed by Apax Europe IV - D, L.P.
acting by its managing general partner Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

Signed by Apax Europe IV - E, L.P.
acting by its managing general partner Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

Signed by Apax Europe IV - F, C.V.
acting by its managing general partner Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

Signed by Apax Europe IV - G, C.V.
acting by its managing general partner Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

Signed by Apax Europe IV - H GmbH & Co, K.G.
acting by its attorney Apax Europe IV GP, L.P. acting by its managing general partner Apax Europe IV GP Co. Limited

By	(Signed)	and	Peter L.Gillson- Director

All Exhibits are not attached because they are no longer relevant.